Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Settlement Agreement”) is entered into by and among 1-800 CONTACTS, Inc., Vision Direct, Inc., and drugstore.com, inc. as follows:

DEFINITIONS

The following definitions shall apply to this Settlement Agreement:

A.	The term “1-800 Contacts” shall refer to 1-800 CONTACTS, Inc.

B.	The term “Vision Direct” shall refer to Vision Direct, Inc.

C.	The term “Drugstore.com” shall refer to drugstore.com, inc.

D.	The term “Effective Date” shall refer to May 8, 2009 as the effective date of this Settlement Agreement.

E.	The term “New York Action” shall collectively refer to the action filed by 1-800 Contacts against Vision Direct, on or about February 27, 2008, titled 1-800 Contacts, Inc. v. Vision Direct, Inc., No. 08-cv-1949, which is pending in the United States District Court for the Southern District of New York, and the counterclaim asserted by Vision Direct against 1-800 Contacts.

F.	The term “Utah Action” shall refer to the action filed by 1-800 Contacts against Vision Direct and Drugstore.com on or about February 26, 2008, titled 1-800 Contacts, Inc. v. Drugstore.com, Inc. and Vision Direct, Inc., No. 08-cv-00157, which was subsequently dismissed from the United States District Court for the District of Utah, Central Division for improper venue.

G.	The term “Dispute” shall collectively refer to the New York Action, the Utah Action, and all claims raised in the New York Action and the Utah Action.

H.	The term “2004 Settlement Agreement” shall refer to a prior settlement agreement entered into by 1-800 Contacts and Vision Direct effective June 24, 2004 (the “2004 Settlement Agreement”).

I.	The term “trademark” or “trademarks” shall refer to trademarks, trade names or service marks.

J.	The term “Settlement Sum” shall refer to the payment of Four Hundred Seventy Five Thousand Dollars ($475,000) to 1-800 Contacts by Vision Direct. The Settlement Sum reflects a partial reimbursement of 1-800 Contacts’ attorneys’ fees.

K.	The term “Parties” refers to 1-800 Contacts, Vision Direct and Drugstore.com.

L.	The term “Negative Keyword List” shall refer to each list of negative keywords to be implemented by each Party for the purpose of preventing a Party’s Internet advertising from appearing in response to a search for another Party’s Intellectual Property Rights, which are currently set forth in Exhibits A and B to the Order of Permanent Injunction to be submitted to the Court in the New York Action, as updated in accordance with the procedure set forth in this Settlement Agreement.

M.	The term “Intellectual Property Rights” shall refer to: (a)(1) a Party’s trademarks, (2) any identical or confusingly similar variation of the Party’s trademarks, (3) domain names containing the Party’s trademarks, (4) domain names containing any identical or confusingly similar variation of the Party’s trademarks, (5) URLs containing the Party’s trademarks, or (6) URLs containing any identical or confusingly similar variation of the Party’s trademarks; and (b) that are used by the Party in good faith in commerce for the purpose of selling contact lenses.

RECITALS

WHEREAS, the Dispute arises out of the allegations that Vision Direct’s Internet advertisement appeared in the search results pages of one or more Internet search engines when a user searched for 1-800 Contacts.

WHEREAS, 1-800 Contacts claims that the appearance of such Internet advertisements violates the 2004 Settlement Agreement, and infringes 1-800 Contacts’ trademarks;

WHEREAS, Vision Direct and Drugstore.com have raised a concern that an agreement with a competitor to implement negative keywords could implicate the antitrust laws of the United Sates, and 1-800 Contacts has taken the position that no antitrust laws would be violated by such an agreement;

WHEREAS, the Parties, without any admission of wrongdoing or liability and without conceding any infirmity in any claim or defense asserted or intended to be asserted, wish to resolve the Dispute and mutually agree to release each other from any claims arising from or related to said Dispute, on the terms set forth in this Settlement Agreement.

TERMS

The Parties agree to resolve the Dispute as follows:

1. Consideration. In consideration for the Release of Claims and other provisions set forth in this Settlement Agreement, and upon full execution of this Settlement Agreement:

(a) Vision Direct will pay the Settlement Sum by wire transfer to 1-800 Contact’s account on or before June 6, 2009, unless the payment date is extended as provided for in this Settlement Agreement, as follows:

Account Name:	1-800 Contacts, Inc.
Bank Name:	Zion First National Bank

Account No.:	071014039
ABA Routing No.:	124000054
SWIFT Code:	ZFNBUS55

(b) The parties will comply with the operating terms set forth in Exhibit 2.

2. Release of Claims Against Vision Direct and Drugstore.com. Except with respect to the obligations created by or arising out of this Settlement Agreement, 1-800 Contacts, on behalf of itself and its officers, directors, employees accountants, experts, investors, agents, shareholders, administrators, attorneys, divisions, affiliates, subsidiaries, parent entities, assigns, predecessor and successor entities, hereby fully and forever releases and absolutely discharges Vision Direct and Drugstore.com and their respective officers, directors, employees, investors, shareholders, administrators, attorneys, affiliates, divisions, subsidiaries, parent entities, predecessor and successor corporations, and assigns from, and agrees not to sue concerning, any claim, demand, duty, debt, liability, account, reckoning, obligation, cost, expense, lien, attorneys’ fee, action, cause of action, or rights 1-800 Contacts has or may have against Vision Direct and/or Drugstore.com as of the Effective Date, known or unknown, accrued or unaccrued, relating to:

(a) any and all claims relating to the Dispute, including all claims that were alleged or could have been alleged in the Dispute;

(b) any and all claims relating to or arising from a breach of the 2004 Settlement Agreement, including all claims that were or could have been alleged;

(c) any and all claims relating to the appearance of a Party’s Internet advertisement in connection with the sale of contact lenses, in response to an Internet search for another Party’s Intellectual Property Rights; and

(d) any and all claims for attorneys’ fees and costs incurred in connection with the Dispute.

3. Release of Claims Against 1-800 Contacts. Except with respect to the obligations created by or arising out of this Settlement Agreement, Vision Direct and Drugstore.com, on behalf of themselves and their respective officers, directors, employees, accountants, experts, investors, agents, shareholders, administrators, attorneys, divisions, affiliates, subsidiaries, parent entities, assigns, predecessor and successor entities, hereby fully and forever release and absolutely discharge 1-800 Contacts, its officers, directors, employees, investors, shareholders, administrators, attorneys, affiliates, divisions, subsidiaries, parent entities, predecessor and successor corporations, and assigns from, and agree not to sue concerning, any claim, demand, duty, debt, liability, account, reckoning, obligation, cost, expense, lien, attorneys’ fee, action, cause of action, or rights Vision Direct and/or Drugstore.com has or may have against 1-800 Contacts as of the Effective Date, known or unknown, accrued or unaccrued, relating to:

(a) any and all claims relating to the Dispute, including all claims that were alleged or could have been alleged in the Dispute;

(b) any and all claims relating to or arising from a breach of the 2004 Settlement Agreement, including all claims that were or could have been alleged;

(c) any and all claims relating to the appearance of a Party’s Internet advertisement in connection with the sale of contact lenses, in response to an Internet search for another Party’s Intellectual Property Rights; and

(d) any and all claims for attorneys’ fees and costs incurred in connection with the Dispute.

4. The 2004 Settlement Agreement. The 2004 Settlement Agreement shall remain in full force and effect except that the Parties’ sol obligations with respect to the use of negative keywords shall be to comply with the terms of this Settlement Agreement. The Parties expressly agree that the Mutual Releases in this Settlement Agreement do not release any non-negative keyword obligation created by or arising out of the 2004 Settlement Agreement. For the sake of clarity, in the event that the Parties are no longer obligated to implement negative keywords, the Parties’ obligations under Paragraph 4 of the 2004 Settlement Agreement survive.

5. No Pending Lawsuits. Except for the Dispute, each of the Parties represents that it has no lawsuits, claims, complaints or actions pending in its name, or on behalf of any other person or entity, against any of the other Parties or any of the other Parties’ parent or subsidiary corporations, in any court, whether federal or in any state, or before any government agency or entity.

6. Stipulated Order of Permanent Injunction. Within seven (7) days of the Effective Date, the Parties shall jointly submit to the Court in the New York Action an Order of Permanent Injunction, in the form attached to this Settlement Agreement as Exhibit 1, and jointly request its entry. The Order of Permanent Injunction shall require the Parties to implement the Negative Keyword Lists for the purpose of preventing a Party’s Internet advertising from appearing in response to a search for another Party’s Intellectual Property Rights. An exhibit to the Order of Permanent Injunction will contain the initial Negative Keyword Lists.

(a) Entry of the Order of Permanent Injunction shall act as a final adjudication of the Dispute, except that the Court shall expressly retain jurisdiction to enforce, implement or construe the Order of Permanent Injunction and this Settlement Agreement. The Parties waive notice of entry of the Permanent Injunction and the right to appeal therefrom and consent to its immediate entry in accordance with its terms, and agree to be bound thereby.

(b) If the Court fails to enter the Order of Permanent Injunction prior to the due date for payment of the Settlement Sum, then such payment shall be made within five business days of the entry of the Order of Permanent Injunction. If the Court refuses to enter the Order of Permanent Injunction, then the Parties shall confer in good faith to determine whether they will agree to proceed with a settlement of the Dispute absent entry of such Order of Permanent Injunction. If the Court refuses to enter the Order of Permanent Injunction and the Parties are not both willing to proceed with a settlement absent entry of such Order of Permanent Injunction, then this Settlement Agreement shall become null and void and of no effect.

7. No Admission of Liability. This Settlement Agreement and the performance of the obligations referred to in this Settlement Agreement shall effect the settlement of the Dispute. All of the claims asserted in the Dispute are denied and contested, and nothing contained in this Settlement Agreement, including the payment of the Settlement Sum, shall be construed as an admission of any fact, wrongdoing or liability of any kind by any Party or by any other person. Each Party expressly denies that it is in any way liable or responsible to any other Party.

8. Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with the Dispute and this Settlement Agreement.

9. Authority. Each of the Parties represents and warrants that the undersigned has the authority to act on its behalf and to bind it and all who may claim through it to the terms and conditions of this Settlement Agreement. Each of the Parties represents and warrants to the other that it has not, prior to the Effective Date, assigned or transferred or purported to assign or transfer any of its claims in the Dispute, or any party or portion thereof, and agrees to indemnify and hold harmless the other Parties from and against any claim, demand, damage, debt, liability, account, reckoning, obligation, cost, expense, lien, action and cause of action (including the payment of attorneys’ fees and costs actually incurred, whether or not litigation is commenced) based on, in connection with or arising out of any such assignment or transfer or purported or claimed assignment or transfer.

10. No Representations. Each of the Parties acknowledges to the other Parties that it has been represented by independent legal counsel of its own choice throughout all of the negotiations which preceded the execution of this Settlement Agreement and that it has executed this Settlement Agreement with the consent and on the advice of such independent legal counsel. Each of the Parties further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Settlement Agreement prior to the Effective Date.

11. Severability. The language of this Settlement Agreement has been approved by counsel for the Parties. The language of this Settlement Agreement shall be construed as a whole according to its fair meaning and none of the Parties (nor the Parties’ respective attorneys) shall be deemed to be the draftsman of this Settlement Agreement in any action which may arise between the Parties after the Effective Date. In the event that any provision or portion of this Settlement Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, that provision shall be severed from this Settlement Agreement and the remainder of this Settlement Agreement shall be valid and enforceable and continue in full force and effect between the Parties just as if the provision held to be illegal, unenforceable or void had never been included in this Settlement Agreement.

12. Entire Agreement. This Settlement Agreement and the 2004 Settlement Agreement as modified hereby contain the entire agreement and understanding concerning the subject matter between the Parties and supersedes and replaces all prior negotiations, proposed agreements or agreements, whether written or oral. Each of the Parties acknowledges and warrants to the other Parties that no other party nor any attorney, agent or representative of the other party has made any promise, representation or warranty whatsoever, expressed or implied, written or oral, not contained in this Settlement Agreement to induce that Party to execute this Settlement Agreement. Each of the

Parties acknowledges and warrants to the other Parties that it has not executed this Settlement Agreement in reliance on any promise, representation or warranty not expressly set out in this Settlement Agreement.

13. No Oral Modification. This Settlement Agreement may only be amended in writing signed by authorized representatives of 1-800 Contacts, Vision Direct and Drugstore.com.

14. Binding Nature of The Agreement. This Settlement Agreement is and shall be binding upon, and shall inure to the benefit of, the predecessors, successors, and assigns of the Parties to the extent permitted by law. No party may assign its rights, duties or obligations under this Settlement Agreement, directly or indirectly, in whole or in part, without the prior written consent of the other Parties, except in connection with a merger, reorganization or change in control, or a sale of all or substantially all of a Party’s business, equity and/or assets.

15. Governing Law. This Settlement Agreement shall in all respects be interpreted, enforced, and governed by and under the laws of the State of New York without regard to its choice of law rules.

16. Litigation. Any litigation in connection with this Agreement, including but not limited to any breach of this Settlement Agreement or the interpretation or construction of the terms of this Settlement Agreement, violation of the Order of Permanent Injunction or modification of the Order of Permanent Injunction, shall only be brought in the United States District Court for the Southern District of New York, or, if the amount in controversy is less than $75,000, in a New York State Court located within New York County.

17. Counterparts. This Settlement Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

18. Execution Of Other Necessary Documents. The Parties agree to execute any further documentation that may be required in order to effect the provisions of this Settlement Agreement, including all documentation necessary to enter the Order of Permanent Injunction.

19. Headings. The headings set forth in this Settlement Agreement are for convenience only and shall have no effect on the construction or interpretation of this Settlement Agreement.

20. Statements About Settlement. In the event that any Party wishes to issue a press release regarding this Settlement Agreement, then the Parties will jointly agree on the language of such press release.

21. Sale by Drugstore.com of its Vision Business. In the event that Drugstore.com sells its vision business, including all websites that sell contact lenses and contact lens products, and (1) the sale is an arm’s length transaction with an unrelated company, and (2) as a result of the sale, Drugstore.com is no longer in the business of selling contact lenses, then Drugstore.com’s obligations under this Settlement Agreement shall terminate.

21. Voluntary Execution of Agreement. This Settlement Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Settlement Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Settlement Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Settlement Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Settlement Agreement.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement on the respective dates set forth below.

1-800 CONTACTS, INC.

Dated: May 8, 2009	By	/s/

VISION DIRECT, INC.

Dated: May 8, 2009	/s/

DRUGSTORE.COM, INC.

Dated: May 8, 2009	/s/